Exhibit 3.1

ARTICLE OF INCORPORATION

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I           NAME

The name of the corporation shall be: TGR Financial, Inc.

ARTICLE II         PRINCIPAL OFFICE

Principal street address	Mailing address, if different
3560 Kraft Road
Naples, FL 34105

ARTICLE III       PURPOSE

The purpose for which the corporation is organized is:

To engage in the transaction of any or all lawful business

ARTICLE IV       SHARES

The number of shares of stock is: 1,000 authorized shares, $1.00 par value

ARTICLE V         INITIAL OFFICERS AND/OR DIRECTORS

Name and Title:	Gary L. Tice, Chairman, Chief Executive Officer & Director	Name and Title:
Address:	3560 Kraft Road	Address:
Naples, FL 34105

Name and Title:	Robert T. Reichert, Chief Financial Officer	Name and Title:
Address:	3560 Kraft Road	Address:
Naples, FL 34105

Name and Title:	Garrett S. Richter, Secretary & Director	Name and Title:
Address:	3560 Kraft Road	Address:
Naples, FL 34105

ARTICLE VI       REGISTERED AGENT

The name and Florida street address (P.O. Box NOT acceptable) of the registered agent is:

Name:	Robert T. Reichert
Address:	3560 Kraft Road
Naples, FL 34150

ARTICLE VII     INCORPORATION

The name and address of the Incorporator is:

Name:	Robert T. Reichert
Address:	3560 Kraft Road
Naples, FL 34150

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

/s/ Robert T. Reichert	11/18/2011
Required Signature/Registered Agent	Date

I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

/s/ Robert T. Reichert	11/18/2011
Required Signature/Incorporator	Date